                                                                      EXHIBIT 12

                      HIGH VOLTAGE ENGINEERING CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                  (UNAUDITED)

                                                                   FISCAL YEAR ENDED
                                               ---------------------------------------------------------
                                               APRIL 28,   APRIL 29,   APRIL 24,   APRIL 25,   APRIL 26,
                                                 2001        2000        1999        1998        1997
                                               ---------   ---------   ---------   ---------   ---------
Earnings:
  Income (loss) from continuing operations
    before income taxes, discontinued
    operations and extraordinary item........  $(22,755)   $(30,456)    $(1,394)   $(19,733)    $(3,921)
                                               --------    --------     -------    --------     -------

Fixed charges:
  Interest expense, accretion of redeemable
    put warrants and amortization of debt
    discount and premium on all
    indebtedness.............................    22,044      19,122      17,242      17,077       9,899
  Portion of rent under long-term operating
    leases representative of an interest
    factor ( 1/3)............................     1,593         804         624         642         441
  Accretion of redeemable preferred stock....       605         488         443         270          --
  Preferred stock dividend requirement.......     6,101       4,965       4,329       3,085       2,756
                                               --------    --------     -------    --------     -------
    Total fixed charges......................    30,343      25,379      22,638      21,074      13,096
                                               --------    --------     -------    --------     -------
  Earnings from continuing operations before
    income taxes, discontinued operations,
    extraordinary item and fixed charges.....  $  7,588    $ (5,077)    $21,244    $  1,341     $ 9,175
                                               ========    ========     =======    ========     =======
Ratio of earnings to fixed charges...........        --          --          --          --          --

    The Company's earnings were inadequate to cover fixed charges by $29,461, $35,869, $6,166, $23,088 and $6,677 in fiscal 2001, 2000, 1999, 1998, and 1997, respectively.